BankAtlantic Bancorp Completes the Sale of

BankAtlantic to BB&T Corporation

-Changes its Name to BBX Capital Corporation-

FORT LAUDERDALE, Florida – August 1, 2012 -- BankAtlantic Bancorp, Inc. (NYSE: BBX) (“BankAtlantic Bancorp” or the “Company”) today announced that the Company and BB&T Corporation (NYSE: BBT) have completed their previously announced transaction in which BB&T acquired BankAtlantic, the Company’s wholly owned bank subsidiary.    The transaction, originally announced on November 1, 2011, closed on July 31, 2012.

                Concurrent with the closing, BankAtlantic Bancorp has changed its name to BBX Capital Corporation (“BBX Capital”) and will remain listed on the New York Stock Exchange and continue to trade under the same ticker symbol: BBX.  Going forward, BBX Capital anticipates its request to the Federal Reserve to deregister the Company as a savings and loan holding company will be approved.  BBX Capital plans to manage the assets it has retained as a result of the transaction and engage in a real estate investment and specialty finance business over time as assets are monetized.

            BBX Capital anticipates recording an estimated gain on the sale of BankAtlantic of approximately $307 million.

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About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) is an asset management, real estate investment and specialty finance company.  BBX Capital Corporation previously operated as a Savings and Loan Holding Company (“SLHC”) under the name BankAtlantic Bancorp, Inc.  On July 31, 2012, BankAtlantic Bancorp sold its wholly-owned financial institution, BankAtlantic, to BB&T, and as a result, has requested to be deregistered as a SLHC. Such deregistration remains pending with the Federal Reserve.

BBX Capital Corporation Contact Info:

Leo Hinkley: 954- 940-5300

Sharon Lyn: 954-940-6383

Email:

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties, including, but not limited to: uncertainties regarding the timing of deregistration and the adverse impact on our business of continued registration, the scope and success of our business going forward, the gain recognized and the value of the assets held following the transaction; and that BBX Capital’s Class A Common Stock may not continue to meet the requirements for continued listing on the NYSE.  We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of our control.  In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by BankAtlantic Bancorp with the Securities and Exchange Commission, including BankAtlantic Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  The Company cautions that the foregoing factors are not exclusive.